EXHIBIT 10.6


                                 ASD GROUP, INC.
                               ONE INDUSTRY STREET
                          POUGHKEEPSIE, NEW YORK 12603


                          Dated as of December 20, 1996

Mr. William Becker
P.O. Box 170
Convent Station, New Jersey 07961

Dear Mr. Becker:

        Reference is made to that certain Purchase Agreement dated as of December 29, 1995 (the "Agreement"), by and among ASD Group, Inc. and certain of its subsidiaries (collectively, "ASD") and an investor group, including William Becker ("Investor Group"). Becker, on behalf of the Investor Group, hereby agrees to amend the Agreement as follows:

        1. Upon the date of closing (the "Closing Date") by ASD of an IPO for which H.J. Meyers and Co., Inc. shall serve as one of the managing underwriters, ASD will repay to the Investor Group $900,000 in principal amount of the Notes in proportion to the principal amount of Notes purchased by each member of the Investor Group, together with any accrued interest on the Notes through the Closing Date. The remaining $1.1 million in principal amount of Notes shall be due and payable on the 13th month anniversary of the Closing Date (the "Extended Maturity Date") and interest at the rate of 10% per annum on said principal amount of Notes shall accrue and be payable on the Extended Maturity Date. In addition, the security interest in ASD's inventory granted by ASD to the Investor Group in order to secure repayment of the Notes shall be released in full on the Closing Date.

        2. Section 1(b)(i) of the Agreement is amended to provide that in lieu of the Shares, Convertible Securities and Warrants which the Investor Group would be entitled to receive upon consummation of an IPO by ASD pursuant to the terms of said Section 1(b)(i), ASD shall, contemporaneously with the execution of this letter, issue to the Investor Group, in proportion to the principal amount of Notes purchased by them pursuant to the Agreement, Warrants to purchase 500,000 Shares. The Warrants will be exercisable at a price per Share equal to 47.5% of the price per Share of Shares sold in the IPO for a ten year period from the closing; provided, however, that the Warrants shall not be exercisable for a period of two years from the Closing Date without the prior written consent of ASD and the managing underwriters of the IPO. The Warrants shall be in the form of Exhibit "E" to the Agreement.

        All terms not otherwise defined herein shall have the meanings as set forth in the Agreement. This letter supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

Mr. William Becker
December 20, 1996
Page 2





        If the foregoing correctly sets forth our understanding, kindly so indicate by signing and returning this letter.

                                Very truly yours,

                                ASD GROUP, INC.




                                By: /S/ ROBERT LETTIERI
                                    -----------------------------------------
                                    Robert Lettieri, Chief Financial Officer


Accepted and Agreed to as of Decem-
ber 20, 1996

 /S/ WILLIAM BECKER
---------------------------------
William Becker, on behalf of the
Investor Group